SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is made and entered into by and between Resources Connection, Inc., a Delaware corporation (the “Company”), and Bhadreskumar Patel (“Executive”).
Executive and the Company are parties to an Employment Agreement dated April 3, 2024 (the “Employment Agreement”), an Indemnification Agreement dated November 21, 2022 (the “Indemnification Agreement”), a Confidentiality, Inventions and Non-Solicitation Agreement signed on or about April 30, 2018 (the “Confidentiality Agreement”), and a Resources Global Professionals Dispute Resolution Agreement signed on or about April 30, 2018 (the “Arbitration Agreement”).
In consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive agree as follows:
1.    Separation from Employment. The parties agree that all positions that Executive holds with the Company, Resources Connection LLC and each of its affiliates (as an officer, director, employee, member, manager, and in any other capacity; including, without limitation, Executive’s service as Chief Operating Officer of the Company) will terminate at the end of the day on May 15, 2026 (Executive’s last day of employment with the Company, the “Separation Date”). The Company will continue to pay Executive his regular base salary through the Separation Date, and within fifteen (15) calendar days after the Separation Date pay Executive: (a) any accrued but unpaid base salary through the Separation Date, including any accrued but unpaid personal time off; and (b) any earned, unpaid annual incentive compensation for fiscal year 2025. Executive will continue to perform any duties reasonably given to him in good faith, and to the best of his abilities, through the Separation Date, and will reasonably assist the Company (both before and after the Separation Date) in the transition of his responsibilities for the Company.
2.    Acknowledgment of All Compensation Paid. Except as otherwise expressly provided in this Agreement, Executive agrees that the Company and Resources Connection LLC has paid Executive all wages, bonuses, commissions, and any other compensation earned by Executive during Executive’s employment with the Company (or any of its affiliates), including but not limited to accrued vacation, salary, bonuses, incentives, and other wages. Executive agrees that, except as otherwise expressly provided in this Agreement, Executive is not entitled to receive any further compensation or benefits (including, but not limited to, salary, bonuses, incentives, and other wages) arising out of Executive’s employment or any other relationship with the Company, Resources Connection LLC or any of their affiliates. Notwithstanding anything to the contrary in the foregoing, or otherwise in this Agreement or the Release Agreement, Executive does not waive any rights to the Equity Awards, as defined below.
Executive agrees that Executive has submitted, or will submit within thirty (30) days of the Separation Date, for reimbursement any and all business expenses Executive incurred during

Executive’s employment with the Company (to the extent not previously reimbursed) in accordance with the Company’s expense reimbursement policies. Executive agrees that he will not incur any expense not consistent with past practice through the Separation Date.
Executive’s coverage under Resources Connection LLC’s group healthcare insurance plan will end at the end of the month in which the Separation Date occurs; provided, however, that Executive will be eligible to continue healthcare coverage for Executive and Executive’s eligible dependents under Resources Connection LLC’s group health insurance plans in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive makes a timely election for COBRA coverage.
Except for the severance benefits provided for in Section 3 below (which benefits are subject to the terms and conditions thereof) (including the Equity Awards), Executive and the Company agree that Executive is not (and will not be) entitled to benefits under any severance plan, policy or arrangement of the Company, Resources Connection LLC or any of their affiliates or any cash, equity, or equity based incentive plan, policy or arrangement of the Company, Resources Connection LLC or any of their affiliates. Executive acknowledges and agrees that the severance benefits provided for in Section 3 are in full satisfaction of Executive’s right to receive severance benefits under the Employment Agreement.
Executive’s accrued benefit under the Resources Global Professionals 401(k) Savings Plan will made available to rollover in accordance with the terms and conditions of such plan and any applicable election(s) made by Executive thereunder.
3.    Severance Benefits. In consideration of Executive’s agreements and releases set forth in the Release Agreement attached hereto as Exhibit A (the “Release Agreement”), and provided that Executive (a) signs and delivers the Release Agreement on or after the Separation Date and by no later than the date that is twenty-one (21) days following the Separation Date (with delivery of such executed Release Agreement to be to Rebecca Cottrell, General Counsel, at Resources Connection, Inc., 15950 North Dallas Parkway, Suite 330, Dallas, Texas, 75248, so that it is received within twenty-one (21) days following the Separation Date), (b) is not in material breach or default of this Agreement or the Confidentiality Agreement; (c) has performed in all material respects all obligations under this Agreement; and (d) has not revoked the Release Agreement (or any portion hereof or thereof) within seven (7) days of execution pursuant to Section 5 of the Release Agreement; the Company agrees to pay or provide Executive with (1) cash severance to total $1,650,000 (the “Cash Severance”) to be paid as provided below, (2) the Continued Healthcare Benefit (as defined below), and (3) the Accelerated Equity Award Vesting (as defined below) (such Cash Severance, together with the Continued Healthcare Benefit and the Accelerated Equity Award Vesting, the “Severance Benefits”).
The Cash Severance (if payable as provided above) will be paid in a lump sum within sixty (60) calendar days of the Separation Date; provided that Cash Severance will not be paid until Executive has returned the executed Release Agreement to the Company and the applicable seven-day revocation period has lapsed.

The “Continued Healthcare Benefit” (if payable as provided above) means that the Company will, promptly after Executive has returned the executed Release Agreement to the Company and the applicable seven-day revocation period has lapsed, pay Executive a lump sum cash payment approximately equivalent to the Executive’s cost to continue healthcare coverage pursuant to COBRA, at the same or reasonably equivalent healthcare coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date, for eighteen months following the Separation Date. Such amount shall be determined by the parties in good faith based on the costs to continue healthcare coverage pursuant to COBRA in effect as of January 1, 2026.
The Company granted Executive equity awards (which consisted of stock options, restricted stock units, and performance-based restricted stock units) (“Equity Awards”). All of Executive’s Equity Awards that were stock options have fully vested in accordance with their terms and, to the extent outstanding on the Separation Date and provided Executive satisfies the conditions to receive the Accelerated Equity Award Vesting as provided above, will remain exercisable for the duration of the term of the applicable award (but subject to the Company’s ability to terminate the award in connection with a change in control or similar circumstances pursuant to the applicable plan and award agreement). Executive previously received payment in full for any and all Equity Awards that vested in accordance with their terms (and in the case of any options, to the extent that they were exercised) on or before the date hereof. On the Separation Date (and if Executive satisfies the conditions to receive the Accelerated Equity Award Vesting as provided above), all of Executive’s then-outstanding and otherwise unvested Equity Awards will become fully vested; provided that any such outstanding Equity Awards that are performance-based restricted stock units will vest at the applicable “target” number of shares subject to the award and there will be no modification to such vesting level based on actual performance (the “Accelerated Equity Award Vesting”). The Equity Awards that become vested on the Separation Date will be paid in accordance with the applicable award terms promptly following the Separation Date.
Executive acknowledges and agrees that the Severance Benefits include payments and benefits that Executive would not otherwise be entitled to receive without entering into the Release Agreement, and constitute valuable and adequate consideration for the terms, conditions, and releases provided by Executive in the Release Agreement. Notwithstanding anything to the contrary in this Agreement or in the Release Agreement, if Executive revokes the Release Agreement (or any portion hereof or thereof) pursuant to Section 5 of the Release Agreement, or any revocation right provided by applicable law, then the Company shall have no obligation to pay or provide Executive with any of the Severance Benefits.
4.    Certain Other Covenants.
    4.1    Ongoing Obligations. Executive acknowledges and agrees to Executive’s ongoing obligations pursuant to Sections 13 and 14 of the Employment Agreement, as well as pursuant to the Confidentiality Agreement.

    4.2    Defend Trade Secrets Act and other Exceptions. Notwithstanding the foregoing, nothing in this Section 4, in the Release Agreement, or in the Integrated Agreement (as defined below) prevents Executive (or any other person) from discussing or disclosing (a) information about a dispute involving sexual assault or sexual harassment or other unlawful acts in the workplace (such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful), or (b) the terms, wages, and working conditions of the Executive’s employment, as protected by applicable law. Furthermore, nothing in this Section 4, in the Release Agreement, or in the Integrated Agreement prevents Executive (or any other person) from (a) truthfully responding to a lawful and valid subpoena or other legal process, or (b) reporting confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, including, but not limited to, disclosures made pursuant to any whistleblower laws. Notwithstanding any confidentiality obligations set forth in this Agreement or in the Integrated Agreement, Executive understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further understands that if a court of law or arbitrator determines that Executive misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 4.2, then the Company may be entitled to an award of exemplary damages and attorneys’ fees against Executive.

5.    Miscellaneous.
    5.1    Governing Law. This Agreement and the Release Agreement shall each be deemed to have been executed and delivered within the Commonwealth of Virginia, and the rights and obligations of the parties hereunder and thereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Virginia without regard to principles of conflict of laws.
    5.2    Reliance; Amendments. The Company and the other Releasees (as such term is defined in the Release Agreement) are entitled to rely on this Agreement and this Agreement is irrevocable by Executive and cannot be unilaterally changed by Executive. This Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement, which agreement is signed by an authorized officer of the Company (other than Executive) and by Executive.
    5.3    No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement or under the Release Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.
    5.4    Severability. It is the desire and intent of the parties hereto that the provisions of each of this Agreement and the Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement or of the Release Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or of the Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement and the Release Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement or the Release Agreement, as applicable, a legal, valid, and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or the Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
    5.5    Assignment and Successors.
(a)    Each of this Agreement and the Release Agreement is personal to Executive and shall not be assignable by Executive. Each of this Agreement and the Release Agreement shall be binding upon Executive’s heirs, executors, administrators, and other legal representatives. In the event Executive dies prior to receiving the full amount of the payments due to Executive pursuant to this Agreement, any remaining payments due to Executive shall be paid to Executive’s estate.
(b)    The Company may assign its rights and obligations under each of this Agreement and the Release Agreement, and this Agreement and the Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement or the Release Agreement by operation of law or otherwise.
    5.6    No Representations. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as expressly set forth in this Agreement.

    5.7    Interpretation. Executive has cooperated in the drafting, negotiation and preparation of each of this Agreement and the Release Agreement. Hence, in any construction to be made of this Agreement or of the Release Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
    5.8    Review of Agreement. Executive recognizes that this is a legally binding contract and acknowledges and agrees that Executive has had the opportunity to consult with legal counsel of Executive’s own choice. Executive specifically acknowledges and agrees that Executive has read and understands this Agreement and the releases it contains, is entering into this Agreement freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
    5.9    Headings; Construction. The section and paragraph headings and titles contained each of this Agreement and the Release Agreement are inserted for convenience only, and they neither form a part of this Agreement or the Release Agreement nor are they to be used in the construction or interpretation of this Agreement or the Release Agreement. Where the context requires in each of this Agreement and the Release Agreement, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained in this Agreement or in the Release Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
    5.10    Electronic Signatures. Each of this Agreement and the Release Agreement may be signed and/or transmitted by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via AdobeSign or similar electronic signature technology), it being understood that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. Executive further consents and agrees that (a) to the extent Executive signs this Agreement or the Release Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), Executive is signing this Agreement or the Release Agreement, as the case may be, electronically, and (b) electronic signatures appearing on this Agreement or the Release Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.
    5.11    No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Executive or the Company, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other or to any third party.
    5.12    No Liens. Executive represents and warrants that (a) Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement, and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.

    5.13    Tax Matters. The Company and Executive intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements. Except for the Company’s withholding right, Executive will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement. Executive agrees that the Company will treat Executive as having a “separation from service” (within the meaning of Section 409A) with the Company on the Separation Date.
    5.14    Entire Agreement. This Agreement, together with the Employment Agreement, the Confidentiality Agreement, the Arbitration Agreement and the Indemnification Agreement (all together, the “Integrated Agreement”), embodies the entire agreement of the parties hereto respecting the matters within its scope and is an integrated agreement. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof or of any portion of the Integrated Agreement shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent with the Integrated Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. The Integrated Agreement is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement. For clarity, each of the Confidentiality Agreement, the Arbitration Agreement and the Indemnification Agreement continue in effect in accordance with its terms. In the event of any conflict or inconsistency between this Agreement and the Employment Agreement, this Agreement controls. As to each of Executive’s Equity Awards that is outstanding as of the date hereof, the terms and conditions of the applicable award agreement (giving effect to any accelerated vesting provided for in Section 3), as well as the terms and conditions of the Company equity plan under which the award was granted, continue in effect as to such award and, as to such award, such terms and conditions are outside of the scope of the integration provisions of this Section 5.14.
5.15    Arbitration Agreement. The provisions of the Arbitration Agreement shall remain in full force and effect and is incorporated herein by reference. Any and all disputes, controversies, or claims arising out of, relating to, or connected with this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be subject to the Arbitration Agreement.
5.16    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic transmission (including e-mail) if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) two (2) days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent: (x) if to the Company, to the Company at the address of its principal executive offices and to the attention of its General Counsel; (y) if to Executive, to Executive at Executive’s last address as reflected in the Company’s payroll records; or (z) in either case, at such other address as such party may designate by ten days advance written notice to the other party hereto.
    5.17    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
    5.18    Company Property. By the Separation Date, Executive warrants and represents that Executive will return to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, and computer-related items), access cards, credit cards, Company identification cards, and all other property in Executive’s possession, custody or control, which are the property of the Company or which contain information belonging to the Company, its subsidiaries or affiliates, wherever such items may have been located, as well as all originals and copies (in whatever form thereof, including paper and electronic form) of all materials relating to, or obtained or created by Executive during the course of Executive’s employment (including but not limited to any emails, memoranda, slide presentations, PDF documents, spreadsheets and other Company materials). Executive further agrees that by the Separation Date Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, cellular phone accounts and computer accounts. Executive also agrees that by the Separation Date Executive will promptly deliver all passwords that Executive used in connection with performing work for the Company, a list of any Company documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents. Executive hereby represents and warrants that as of the Separation Date, other than those materials returned to the Company as described above, Executive will not retain or cause to be retained, copied or caused to be copied, and Executive will not print out or cause to be printed out, any emails, software, computer disks, or other documents containing confidential, proprietary or trade secret information of the Company, or retain beyond the Separation Date any other materials originating with or belonging to the Company or any of its subsidiaries or affiliates.
[The remainder of this page has intentionally been left blank. The signature page follows.]

I HAVE READ THE FOREGOING SEPARATION AND GENERAL RELEASE AGREEMENT AND I ACCEPT AND AGREE TO THE PROVISIONS IT CONTAINS AND HEREBY EXECUTE IT VOLUNTARILY WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.
“EXECUTIVE”

/s/ Bhadreskumar Patel
Bhadreskumar Patel

Date: 03/03/2026

“COMPANY”

Resources Connection, Inc.,
a Delaware corporation

/s/ Roger Carlile
By: Roger Carlile
Title: Chief Executive Officer

Date: 03/03/2026

EXHIBIT A

RELEASE AGREEMENT

1.    Termination. I, Bhadreskumar Patel, agree that my employment, and all other positions (as an officer, director, employee, member, manager, and in any other capacity) I held, with Resources Connection, Inc., a Delaware corporation (the “Company”), Resources Connection LLC, a Delaware limited liability company, and each of their affiliates terminated (to the extent not previously terminated) effective at the end of the day on May 15, 2026 (the “Separation Date”). I agree that I currently hold no such position.
2.    Severance Benefits. This Release Agreement constitutes the Release Agreement referenced in Section 3 of my Separation and General Release Agreement with the Company entered into on or about March 3, 2026 (the “Separation Agreement”). Any capitalized term used in this Release Agreement that is not otherwise defined in this Release Agreement is used as defined in the Separation Agreement.
3.    Release of Claims. I, on behalf of myself and my descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby fully and forever release the Company, Resources Connection LLC, their divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agree not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I or they may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that I sign this Release Agreement (collectively, “Claims”), including, without limitation: (a) any and all Claims relating to or arising from my employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the Virginia Human Rights Act; the Virigina Wage Payment Act; the Virginia Overtime Act; the Virginia Occupational Safety and Health Act; the Virginia Values Act; the Virginia Minimum Wage Act; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and

conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys’ fees, costs and/or penalties. Notwithstanding the foregoing, this release does not apply to, and I do not waive, any rights or obligations of the Company to me pursuant to any of the following: (1) rights under the Separation Agreement, including enforcement for any breach thereof; (2) any right to indemnification that I may have pursuant to applicable law, the Company’s bylaws or its corporate charter (or any corresponding provision of any subsidiary or affiliate of the Company) and/or insurance policies, or under or under any indemnification agreement with the Company (including the Indemnification Agreement), with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that I may in the future incur with respect to any service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) rights under insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) insurance policy, including, but not necessarily limited to, directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage under COBRA; (5) any rights which are not waivable, including, but not limited to, unemployment benefits and workers compensation; (6) any rights to or associated with the Equity Awards; or (7) any rights to payment of any vested benefits that I may have under a retirement plan sponsored or maintained by the Company or Resources Connection LLC that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Release Agreement prohibits me from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, I waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on my behalf arising out of any Claim released pursuant to this Release Agreement. For clarity, and as required by law, such waiver does not prevent me from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. I acknowledge and agree that I have received any and all leave and other benefits that I am or was entitled to pursuant to the Family and Medical Leave Act of 1993.
4.    Waiver of Unknown Claims. Executive acknowledges that Executive may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that Executive understands the significance and consequence of such release and such specific waiver.
5.    ADEA Waiver. I expressly acknowledge and agree that by entering into this Release Agreement, I am waiving any and all rights or claims that I may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. This waiver and release do not, however, apply to any rights or claims that may arise under the ADEA after the date I sign this Release Agreement. I further expressly acknowledges and agrees that:
(a)    In return for this Release Agreement, I will receive consideration beyond that to which I was entitled before executing this Release Agreement;
(b)    I am hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
(c)    I was given a copy of this Release Agreement before the Separation Date, and informed that I had twenty-one (21) days following the Separation Date to consider this Release Agreement, and that if I wished to execute this Release Agreement prior to the expiration of such twenty-one (21) day period, I will have done so voluntarily and with full knowledge that I am waiving my right to have twenty-one (21) days to consider this Release Agreement; and that such twenty-one (21) day period to consider this Release Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Release Agreement in such twenty-one (21) day period after I received it;
(d)    I was informed that I have seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if I elect revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that I exercise this revocation right, neither the Company nor I will have any obligation under this Release Agreement. Any notice of revocation must be sent by me in writing to the Company (attention Rebecca Cottrell, General Counsel, Resources Connection, Inc., 15950 North Dallas Parkway, Suite 330, Dallas, Texas, 75248), so that it is received within the seven-day period following execution of this Release Agreement by me; and
(e)    Nothing in this Release Agreement prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
6.    No Transferred Claims. I represent and warrant that I have not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof.
7.    Miscellaneous.
    7.1    Reliance; Amendments. The Company and the other Releasees are entitled to rely on this Release Agreement and, except as provided in Section 5, this Release Agreement is irrevocable by me and cannot be unilaterally changed by me. This Release Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Release Agreement, which agreement is signed by an authorized officer of the Company and by me.
    7.2    No Representations. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Release Agreement, except as expressly set forth in this Release Agreement or in the Separation Agreement.
    7.3    Review of Agreement. I recognize that this is a legally binding contract and acknowledge and agree that I have had the opportunity to consult with legal counsel of my own choice. I specifically acknowledge and agree that I have read and understand this Release Agreement and the releases it contains, am entering into this Release Agreement freely and voluntarily, and have been advised to seek counsel prior to entering into this Release Agreement and have had ample opportunity to do so.
    7.4    No Liens. I represent and warrant that (a) I have the capacity to act on my own behalf and on behalf of all who might claim through me to bind them to the terms and conditions of this Release Agreement, and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Release Agreement.
    7.5    Entire Agreement. This Release Agreement, together with the Separation Agreement, the Confidentiality Agreement, the Arbitration Agreement, the Indemnification Agreement, and the Employment Agreement (all together, the “Integrated Agreement”), embodies the entire agreement of the parties hereto respecting the matters within its scope and is an integrated agreement. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof or of any portion of the Integrated Agreement shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent with the Integrated Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. The Integrated Agreement is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement. For clarity, the Confidentiality Agreement and the Arbitration Agreement continue in effect in accordance with its terms. As to each of Executive’s Equity Awards that is outstanding as of the Separation Date, the terms and conditions of the applicable award agreement (giving effect to any accelerated vesting provided for in Section 3 of the Separation Agreement), as well as the terms and conditions of the Company equity plan under which the award was granted, continue in effect as to such award and, as to such award, such terms and conditions are outside of the scope of the integration provisions of this Section 7.5.
    7.6    Other Ongoing Obligations. I represent and warrant that I have complied with Section 4 of the Separation Agreement.
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I HAVE READ THE FOREGOING RELEASE AGREEMENT AND I ACCEPT AND AGREE TO THE PROVISIONS IT CONTAINS AND HEREBY EXECUTE IT VOLUNTARILY WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

Bhadreskumar Patel

Date: _______________________